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                                                                   EXHIBIT 10.33

                          [LINDER FUNDS LETTERHEAD]


                                 March 29, 1996

The Board of Directors
Scientific Software-Intercomp, Inc.
1801 California Street, Suite 295
Denver, Colorado 80202

Dear Sirs:

On behalf of the Lindner Funds, let this letter serve as our commitment to provide financing to Scientific Software- Intercomp, Inc. The financing will be structured as $5 million in senior secured notes with warrants attached.
The notes will bear interest at 7% and will have a term of five years with a final balloon payment at the end of the fifth year. In addition, the holder will be issued 1.5 million warrants, exercisable at $3.00 per share. It is our understanding that this financing would be used by the Company to repay outstanding bank debt (subject to certain terms), provide capital for continued development of software products, fund the acquisition of computer hardware and provide working capital to the Company.

Our offer is subject to the negotiation of final terms and conditions, completion of due diligence and approval by our investment committee. It is anticipated that closing of the transaction can occur within thirty to forty-five days.

                                        Sincerely,



                                        /s/ Larry Callahan
                                        Larry Callahan
                                        Vice President